Option One Mortgage Corporation
                       2020 East First Street, Suite 120
                              Santa Ana, CA 92799


The Chase Manhattan Bank
Corporate Trust Administration
450 West 33rd Street, 15th Floor
New York, New York 10001
Attention:  Structured Finance Services (MBS)
                  (Option One/CTS Adjustable Rate Mortgage Trust 1996-1)
                  Inv#476

MBIA Insurance Corporation
113 King Street
Armonk, New York  10504
Attention:  Insured Portfolio Management Group-SF
                 (Option One/CTS Adjustable Rate Mortgage Trust 1996-1)


ContiTrade  Services  L.L.C.
277 Park  Avenue
38th Floor
New York, New York 10172
Attention:  Accounting

ContiSecurities Asset Funding Corporation
277 Park Avenue
38th Floor
New York, New York 10172
Attention: Accounting

Moody's Investors Service
99 Church Street
New York, New York 10007
Attention: The Home Equity Monitoring Department


Standard & Poor's, a division of the McGraw Hill Companies
26 Broadway
15th Floor
New York, New York 10007


Pursuant to Section 8.16 of the Pooling and Servicing Agreement, dated and effective as of March 28, 1995, (the "Agreement") among ContiSecurities Asset Funding Corporation, as Depositor, Option One Mortgage Corporation as Servicer, ContiTrade Services L.L.C., as the Company, and Chemical Bank as Trustee, I certify that:




1. A review of the activities of the Master Servicer during the year ended December 31, 1996, and of performance under the aforementioned agreement has been made under my supervision.


2. To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement during the year ended December 31, 1996, subject to any matters noted in the servicing report provided under Section 8.17 of the Agreement.



/s/ William L. O'Neill
----------------------
William   L.  O'Neill
Senior Vice President \ Chief  Financial Officer
Option One  Mortgage Corporation